Exhibit 10.6

Cenveo, Inc.

December 29, 2008

Mr. Robert Burton
201 Broad Street
Stamford, CT 06901

Re:           Amendment to Letter Agreement/409A

Dear Bob,

In order to comply with tax law changes under Section 409A of the Internal Revenue Code, you and we have agreed to amend your letter agreement with Cenveo, Inc. (the "Company"), dated
October 27, 2005, as amended on November 8, 2006 and February 27, 2008 (the "Agreement"),
as follows:

1.    Section 5(a) (All Terminations) of the Agreement is amended to read in its entirety as follows:

"In the case of any termination of your employment (by you or by the Company) for any reason, you will be entitled to receive your Base Salary through the date of such termination (to the extent not previously paid), which will be paid in a lump sum within 10 days of termination, plus all other amounts you are entitled to under the terms of the Company's benefit plans, programs, and policies through the date of such termination, which amounts will be paid in accordance with the terms of those plans, programs, and policies.”

2.    Section 5(d) (Disability Termination) of the Agreement is amended by the addition of the following at the end thereof:

"Notwithstanding the foregoing, if your employment is deemed to have terminated for purposes of Section 409A of the Internal Revenue Code ("Section 409A") on account of your disability prior to actual termination, the payments otherwise payable to you under this Section 5(d) shall be paid in a lump sum within ten (10) days after such deemed termination (or, if required by Section 409A), six (6) months after your deemed termination."

3.    Section 8 (Delivery of Release) of the Agreement is amended to read in its entirety as follows:

"As a condition to the obligation of the Company to make the payments provided for in this
Agreement and otherwise perform its obligations hereunder to you upon termination of your employment (other than due to your death), you or your legal representatives must deliver to the
Company within 60 days of termination of your employment a written release, substantially in the form attached hereto as Annex B, and the time for revocation of such release must have expired without revocation by you."

4.    Section 9(b) (Allocations; Mitigation of Excise Tax) of the Agreement is amended by deleting the third sentence thereof and it shall read in its entirety as follows:

(b)           In the event any portion of the payments under Section 5 or other benefits, including any acceleration of vesting or payment, provided for under this Agreement or any other agreement or arrangement between you and the Company ("Payments") would be subject to the excise tax imposed pursuant to Section 4999 of the Internal Revenue Code, such Payments will be reduced to the amount that would result in no portion of the Payments being subject to the excise tax imposed pursuant to section 4999 of the Code; provided that no such reduction will be made if the net after-tax benefit to which you otherwise would be entitled without such reduction would be greater than the net after-tax benefit to you resulting from the receipt of the
Payments with such reduction. For purposes of the foregoing calculation, your net after-tax benefit will be determined after taking into account federal, state and local income and excise taxes. The Company agrees that your reasonable allocation pursuant to Section 9(a) (for severance amounts under this Agreement) to be in consideration for your agreement under
Section 8 may be used by you to mitigate the effects of Section 4999 of the Internal Revenue
Code.

5.    A new Section 18 is added which reads as follows:

18.           Compliance with Section 409A

 (a)           Notwithstanding the provisions of Section 5, if you are a specified employee within the meaning of Section 409A, as determined by the Company in accordance with the election made by the Company for determining specified employees, any amounts payable under Section 5 (and any other payments to which you may be entitled) which constitute
"deferred compensation" within the meaning of Section 409A and which are otherwise scheduled to be paid during the first six months following your termination of employment
(other than any payments that are permitted under Section 409A to be paid within six months following termination of employment of a specified employee) shall be suspended until the six-
month anniversary of your termination of employment (or your death if sooner), at which time all payments that were suspended shall be paid to you (or your estate) in a lump sum, together with interest on each suspended payment at the prime rate (as reported in the Wall Street Journal)
from the date of suspension to the date of payment.

 (b)          With respect to any in-kind benefits and reimbursements provided for in this Agreement, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses; in no event shall the amount of any in-kind benefits or expenses eligible for reimbursement in one calendar year affect the benefits or expenses eligible for reimbursement in any other calendar year; and, in no event shall any in-kind benefits or right to reimbursement be subject to liquidation or exchange for another benefit.

(c)          A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of my amounts or benefits upon or following a termination of employment unless such termination is also a "separation from service" (within the meaning of Section 409A).

(d),         For purposes of Section 409A, each payment under Section 5 of this
Agreement (and each other severance plan payment) will be treated as a separate payment.

(e)          It is intended that this Agreement comply with the provisions of Section 409A and the regulations and guidance of general applicability issued thereunder so as to not subject you to the payment of additional interest and takes under Section 409A, and in furtherance of this intent, this Agreement shall be interpreted, operated and administered in a manner consistent with these intentions.

Please acknowledge your agreement with the foregoing by signing and returning a copy of this letter.

Very truly yours,

/s/ Patrice M. Daniels

Name: Patrice M. Daniels
Title: Director and Chairperson of Compensation Committee

Accepted. and Agreed this 29th
day of December, 2008.

/s/ Robert G. Burton, Sr.